                                                                      EXHIBIT 15

                              ARTHUR ANDERSEN LLP

To HBO & Company:

    We are aware that HBO & Company has incorporated by reference in its previously filed registration statements on Form S-8, its Form 10-Q, for the quarter ended September 30, 1996, which includes our report dated October 16, 1996 covering the unaudited interim consolidated financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933 (the "Act"), that report is not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                                          Arthur Andersen LLP

Atlanta, Georgia
October 16, 1996

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